Exhibit 99.1
Final Transcript

Conference Call Transcript
RAE — Q3 2007 RAE Systems Inc Earnings Conference Call
Event Date/Time: Nov. 01. 2007 / 1:30PM PT
CORPORATE PARTICIPANTS
Bob Durstenfeld
RAE Systems, Inc. — IR Director
Bob Chen
RAE Systems, Inc. — Chairman, President, CEO
Randy Gausman
RAE Systems, Inc. — CFO
Rudy Mui
RAE Systems, Inc. — COO
CONFERENCE CALL PARTICIPANTS
Jason O’Connell
Jefferies & Co. — Analyst
Julie Chen
Brean Murray & Co. — Analyst
Kevin Dede
Morgan Joseph — Analyst
Ken Liddy
Wachovia Securities — Analyst
Brian Ruttenbur
Morgan Keegan — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the third-quarter 2007 RAE Systems Incorporated earnings conference call. My name is [Shenee] and I will be your coordinator for today.
At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to Mr. Bob Durstenfeld, Director of Investor Relations. Please proceed.
Bob Durstenfeld - RAE Systems, Inc. — IR Director
Thank you very much. Good afternoon and thank you, everyone, for joining us today. With me today are Bob Chen, our Chief Executive Officer, and Randy Gausman, our Chief Financial Officer, and Rudy Mui, our Chief Operating Officer.
If you have not seen this afternoon’s earnings release, it can be retrieved from our Web site and RAESystems.com. If you would like a replay of this conference call, it can be retrieved two hours after this call with from our Web site or from links in the call announcement.
I would like remind you that the matters that we will be discussing today include forward-looking statements as that term is used in Section 21-E of the Securities and Exchange Act of 1934, and as such are subject to risks and uncertainties. Forward-looking statements may include, without limitation, expressions of belief, anticipation, or expectations of management, statements as to industry trends or future results of operations of RAE Systems and its subsidiaries, and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, general economic and industry factors and the receptiveness of the market to RAE Systems and its products. In addition to our forward-looking statements that should be considered in the context other risk factors discussed in our filings with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K and Form 10-Q filings available at www.SEC.gov, or on our Web site. All forward-looking information statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements. As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will discuss our 2007 third-quarter highlights and our outlook for the final quarter of 2007. Randy Gausman will review the final results of the third quarter ended September 30, 2007. Before the question-and-answer session, Bob Chen will provide a business summary.
I will now turn the call over to Bob Chen. Bob, go ahead, please.
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Thank you, Bob. Good afternoon and thank you for joining us for our conference call this afternoon. Today, I will comment on our financial highlights and provide a business update. Then, our CFO, Randy Gausman, will elaborate further on the financial results.
Revenue for the third quarter was an all-time record of $25.3 million for the Company. This represents 37% growth over the third quarter of 2006. Revenue would still have been an all-time quarterly record even if we excluded the contribution from our Fushun joint venture that we formed in December 2006.
As I said earlier this year, 2007 is pivotal for the Company. We are now focused on delivering worldwide solutions for four key markets — first, the energy market, which includes oil, natural gas, coal and nuclear power; second, the industrial market which includes metals production, chemical, plastics and industrial processes; third, the environmental market which includes both regulatory compliance and environmental cleanup or remediation; and fourth, the government market, which includes solutions for emergency response, public safety, Homeland Security, and defense applications.

I’m proud to report we are making progress on many of our 2007 initiatives. We introduced new products to grow our revenues and improve our gross margin. We are taking steps to improve our operational efficiencies and focusing on or core business to drive profitability. We strengthened our global sales team to pursue new growth markets in the Middle East, India, Southeast Asia, and the Americas.
In the U.S., we formed a government sales group to focus on major contracts and long-term sales opportunities. Our Fushun operations are contributing to our long-term goal of being a leading supplier to the coal mine safety market in China.
In the third quarter, the Americas competed and won several U.S. government orders. We continue to drive the purchase of wind tank entry kits for military aviation safety from both the Navy and the Air Force, and we’ve pursued and won orders from the EPA, FEMA, and the United States Postal Inspectors Service. Our sales team successfully sold portable and wireless radiation detectors to multiple state and municipal first responders. Our Americas industrial business continues strong performance with many orders from oil, natural gas and petrochemical companies. Finally, we continued to expand market share with our new MiniRAE 3000 third-generation photoionization detector.
In China, our combination of Beijing and Fushun operations are delivering increasing sales. With the conclusion of the 17th Chinese People’s Congress, we continue to see a focus on increased worker safety. We continue to see the mine safety funds applied to the closing of small mines. We expect this to shift towards more equipment purchases during the next 12 to 18 months. We shipped six combustible and toxic gas monitors for both new installation and facility upgrades in the Chinese energy sectors, oil and gas. In China’s petrochemicals industry, the demand for our high-end products, such as wireless equipped combustible and toxic gas monitors, including our AreaRAE Rapid Deployment Kit, is growing.
In the China industrial sector, we are continuing to see demand for more personal protection equipment, including breathing apparatus and mobile quick breathing air filling stations. In the steel market, we signed contracts with our long-term and new customers to provide gas monitors for production expansion and new facilities.
In our Europe and Middle East regions, we continue to penetrate the industrial market with the single gas hydrogen sulfide detectors and our wireless AreaRAE Rapid Deployment Kits. In September, we exhibited at the biannual A+A International Industrial Safety Show in Dusseldorf, Germany, the largest worker safety trade show in the world. In October, we opened our new European headquarters facility in Copenhagen, Denmark to better position RAE Systems to capture the expected growth.
Before I hand the call over to Randy Gausman, our CFO, to comment on the quarter’s financial results, I would like to comment on our outlook for the rest of 2007 and the year of 2008. The energy market is strong globally, and that increases the demand for the types of product that we make. At our Fushun coal mine safety operations, we’re modernizing and integrating our operations. We are experiencing strong demand for our product in the government market, and we are seeing the global expansion of the environmental market, the market where we started as a Company.
With that, I would now like to turn the call over to Randy Gausman for the financial update. Randy, please go ahead.
Randy Gausman - RAE Systems, Inc. — CFO
Thank you, Bob.
As Bob mentioned at the beginning of this call, third-quarter revenue was $25.3 million, an all-time record for the Company. Revenue from continuing operations increased by 37%, compared with $18.5 million for the same period in 2006 and by 26% compared with $20.1 million for the second quarter of 2007. Revenue growth resulted in equal parts from growth in each of our existing markets and from our Fushun operations. Key contributors to revenue growth from our existing markets were military, industrial turnarounds, and first responder sales in the Americas, and increased sales of RAE-designed products at our Beijing operation. For the third quarter, the Americas contributed 43% of our total revenue, Asia contributed 45%, and Europe contributed 12%.
Gross margin from continuing operations for the third quarter was 53% compared with 54% for the same quarter of 2006. As we continue to develop and introduce new products worldwide, we expect long-term that our gross margins will be in the range of 50% to 55%.
Sales and marketing expenses were $6 million in the third quarter of 2007, or 24% of revenue, compared with $4 million or 22% of revenue for the third quarter of 2006. This increase was primarily due to payroll-related expenses attributable to Fushun and an overall increase in our China marketing activities.
Third-quarter research and development spending was $1.8 million or 7% of revenue, compared with $1.5 million or 8% of revenue for the third quarter of 2006.
G&A expenses were $4.3 million or 17% of revenue, compared with $3.7 million or 20% of revenue for the third quarter of 2006.
Overall, total operating expenses were $12.2 million or 48% of revenues, compared with $9.2 million or 50% of revenue for the third quarter of 2006. We continue to focus on driving down total operating expenses as a percent of total revenue.
During the third quarter, we discontinued our digital video business to focus on our core gas and radiation detection business and to reduce expenses, resulting in a net loss from discontinued operations of $3.3 million or $0.05 per share. Net income from continuing operations was $900,000 or $0.01 per share.
The third quarter, the net loss from discontinued operations was $2.4 million or $0.04 per share, compared with net income of $500,000 or $00.01 per share for the third quarter of 2006.
Our third-quarter effective tax rate for continuing operations was 22%. For the full year, we are projecting a rate of approximately 11% for continuing operations.
Year-to-date, revenue from continuing operations was $63.3 million and $46.8 million for the mine months ended September 30, 2007 and 2006, respectively. Our net loss from continuing operations was $3.4 million or $0.06 a share for the nine months ended September 30, 2007. The consolidated net loss was $7.2 million or $0.12 per share. This compares with a net loss of $600,000 or $0.01 per share for the nine-month period ended September 30, 2006.
At September 30, we had cash of $8.2 million compared with $10.4 million at June 30. Net cash used in operating activities was $4.8 million, which consisted of a $1.1 million loss from operations adjusted for non-cash items, the write-off of assets for discontinued operations of approximately $2.8 million, and a $6.5 million reduction in working capital.
Purchases of property and equipment were $1.1 million. Net cash provided by financing activities was $3.1 million, which consisted of bank borrowings of $4.7 million, which were partially offset by payments of notes and repurchase of stock from certain employees related to our discontinued operations.
Within the past few weeks, we have reviewed options to monetize certain assets of the Company to increase our cash balances. Our goal is to finalize a transaction before year-end that will result in a cash infusion to the Company. Upon expected completion of this transaction, we believe our existing cash balances and cash generated from operations will provide us with sufficient working capital to meet our expected future operating requirements.

Due to our record revenue for the quarter, accounts receivable increased by approximately $6.1 million to $24.6 million at September 30, 2007 compared with the prior quarter.
DSOs were 88 days at quarter end, compared with 84 days at June 30. Although this is a slight increase over the prior quarter, it is still below our target range of 90 to 100 days.
Net inventory increased by $1.5 million from June 30, 2007 to $18 million for the quarter. The inventory turn was 2.5 times in the third quarter, compared with 2.2 times for the second quarter of 2007. This represents about 145 days of inventory compared with 163 days of inventory at June 30. This reflects improved inventory management of our operations in both Shanghai and Beijing.
Now, I would like to make a few comments about our forward-looking guidance. We expect full-year 2007 revenue to be the range of $90 million and to $93 million. We expect to be profitable in the fourth quarter. Including the charge for discontinued operations in the third quarter, we expect a loss for the year. For 2008, we expect continued revenue growth in each of the geographic markets we serve and to be profitable for the full year. On our conference call next quarter to report the full-year results of 2007, we will provide further 2008 guidance.
Now, I will turn the call back over to Bob Chen for his closing remarks.
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Thank you, Randy. To conclude, I want to review our recent successes:
This quarter’s revenue was a record for the Company. We benefit globally from all four of our key market sectors — energy, industrial, environmental and government. We continue to be a strong player in hazardous material detection, environmental remediation, first response, and industrial safety to now encompass public and mine safety applications. We strengthened our sales channels to focus on our core markets. Year-to-date, we have introduced four new, multi-use products to serve the industrial chemical, safety and Homeland Security markets, with more on the way.
As part of our long-term China growth strategy, we’re making progress integrating our RAE Fushun operation to become a leading supplier of coal mine safety equipment in China. Finally, for the second year in a row, we have been honored by the Deloitte Silicon Valley Technology Fast 50 as one of the fastest-growing scientific and medical equipment and biotechnology companies.
We are executing on our fourth-quarter business prospects, and we’re optimistic about 2008. We expect 2007 revenue to be between $90 million to $93 million and to be profitable in the fourth quarter.
We look forward to seeing many of you at the upcoming AEA Classic Investors Conference November 6 and 7 in Monterey, California.
I would now like to open the floor to questions. Operator?
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Matthew McKay, Jefferies & Co.

Jason O’Connell - Jefferies & Co. — Analyst
This is [Jason O’Connell] at Jefferies calling in on behalf of Matt. Thank you for taking my question. Congratulations on a good quarter.
My first question, has there’s been any improved visibility into procurement or allocation from the China safety fund looking out into 2008. I believe, in a previous call, you had mentioned that there’s an opportunity of about $2.2 billion with RAE having a shot at about 20% of that allocation.
Rudy Mui - RAE Systems, Inc. — COO
Hang on a second, Jason.
Randy Gausman - RAE Systems, Inc. — CFO
Jason, this is Randy. You know, we indicated in our opening remarks that we’ve seen much of that safety fund being used this year to close down and consolidate some of the smaller mines. We also indicated that, over the next 12 to 18 months, we expect the spending to increase for equipment, which will be in part funded by that fund. So, although it has been a little bit slower this year, directly related to funding of instruments in the area that we participate, we expect that to really start in 2008, — those funds will start to flow.
I don’t know, Bob. Do you want to make some additional comments?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes, China just concluded the 17th China’s People’s Congress. They’re building a harmonious society, and coal mine safety is one of the major emphasis by the government. As I commented in the last earnings call and with these trends continue moving in the direction to consolidate coal mines, integrate small mines into large mines. Also, you can see some of these China’s coal mine companies executed recent IPOs to raise capital in the capital markets.
There is a significant funding going on for the Chinese coal mines, and we believe the safety fund is being spent. Our Fushun business continues to be on track for this year. We believe 2008 will probably give us continued good growth due to the market opportunity in the area.
Jason O’Connell - Jefferies & Co. — Analyst
Just as a follow-up, just in general in China, what should our expectations be around Q4, given that they will be approaching their fiscal year-end?
Randy Gausman - RAE Systems, Inc. — CFO
Well, to follow-up on the comments Bob made regarding Fushun to begin with, earlier in the year, we gave guidance about Fushun’s expectations for revenue for the year. Again, to reiterate what Bob said, we’re basically on track. We had a little bit of a slow start earlier in the year, but we certainly have picked up momentum in the second half of the year.

As with regard to China overall, the fourth quarter is, in our experience. has typically been a very strong quarter for China, as they end their business year at the and the calendar year. So what we’re seeing so far is not — indicates that the fourth quarter this year will be no different than in previous years, in terms of business.
Jason O’Connell - Jefferies & Co. — Analyst
Okay, thank you. Now, have you seen any tangible benefits directly related to the end of the Polimaster arbitration? You had commented last quarter that this was going to effectively remove a lot of the impediments to you in being able to more aggressively market your product.
Rudy Mui - RAE Systems, Inc. — COO
So, Jason, if you may have seen in one of our earlier press releases this quarter, we captured a fairly significant opportunity in South Carolina for gamma ray detectors. And as we also commented last quarter, we are seeing significant traction in customers asking us for our products. We expect to have other announcements coming out later on during the year to discuss other radiation opportunities.
Jason O’Connell - Jefferies & Co. — Analyst
Great, thank you. My final questions before I will get out of the way is, is there any sort update around work in Illinois?
Rudy Mui - RAE Systems, Inc. — COO
As of the start of this conference call, we had not heard anything. We do expect some type of announcement within the next couple of days. We believe we are one of the candidates in the running.
Jason O’Connell - Jefferies & Co. — Analyst
Okay, thank you very much. Again, congratulations on a good quarter.
Operator
(OPERATOR INSTRUCTIONS). Julie Chen, Berean Murray.
Julie Chen - Berean Murray & Co. — Analyst
My question is just looking at other China opportunities. You did mention that you have good penetration in energy, industrials and environmental aspects, including government in the U.S. But just looking at the government side in China, with the Beijing and Shanghai Underground expanding very, very quickly, is there an opportunity for RAE to participate in terms of the security and safety aspect?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes, Julie, you know, we also, in our RAE China operation, have a government program team to work on that, so for the Beijing Olympics and also for the fire department, and we also probably updated with Shanghai Underground, the gas detectors.

We are on the top running of the China Shanghai operations for the tunnel detection. They are trying to sort out who is going to put up the money. Is it the Public Security Department or is it the Transportation Department? But no matter what, our equipment are being evaluated, and we are the top runner. So as soon as the funding is resolved, I think we’ll see some business. But as we speak right now, we are following that very, very closely. So besides Beijing/Shanghai, there are many, many other cities we are actively pursuing these opportunities.
Julie Chen - Brean Murray & Co. — Analyst
Can you also comment? I did see a prototype last time I was at one of your exhibits where you were using solar powered capturing system. Can you comment on the potential marketability of such type of a system, please?
Rudy Mui - RAE Systems, Inc. — COO
I think the product that you were looking was a solar powered gas detection device?
Julie Chen - Brean Murray & Co. — Analyst
That’s correct.
Rudy Mui - RAE Systems, Inc. — COO
Right. We plan on introducing that particular product in the first quarter of 2008. Most of the applicability for that product, we believe, is in oil and gas exploration. We are currently working with a few Beta customers to do the final evaluation of that product. Our expectation is that it will be one of the pillars for our growth in 2008.
Julie Chen - Brean Murray & Co. — Analyst
May I ask, is that primarily for the U.S. market or is that going to be a worldwide —?
Rudy Mui - RAE Systems, Inc. — COO
As Bob indicated, energy is one of the large market sectors that the Company plans to engage in. Energy is worldwide, everything from the Gulf in the United States, to the Middle East, to China, to the North Sea and Europe, so both onshore and offshore opportunities.
Operator
(OPERATOR INSTRUCTIONS). Kevin Dede, Morgan Joseph.
Kevin Dede - Morgan Joseph — Analyst
Good afternoon, gentlemen. Very nice job on the quarter. I was wondering if you could give me a geographic segmentation of the revenues in the quarter. I’m trying to get a feel for what happened in terms of U.S. government budget flush vis-a-vis last year. So if you could shed some light on that, maybe a comparison of this year, last year in the second quarter, in terms of geographic break down?

Randy Gausman - RAE Systems, Inc. — CFO
Well, Kevin, revenue from in the Americas, which is primarily the U.S, was 43% this quarter. Asia, which is — a large component of that is China, was 45%. Then Europe constituted 12%.
What we have been seeing is that, over the last few quarters, we have been seeing more of a shift of contribution, pursuant to our long-term goal of international revenue being something in the order of about 60% and Americas revenue, or primarily again in the U.S., being in the order of about 40%. Over the last — I can’t think, two or three quarters — we’ve seen a shift of about 2 percentage points from the Americas to our international operations.
Rudy Mui - RAE Systems, Inc. — COO
This is Rudy Mui. Let me see if I can answer your question a little bit more directly.
The third quarter of 2006 was a record quarter for the Company at that time and also for the America operation. In the third quarter of 2007, we exceeded that number and also our growth was consistent with the overall organic growth of the Company.
Kevin Dede - Morgan Joseph — Analyst
Okay. I guess what I was trying to get a feel for the was sort of a sustainable revenue level in the U.S., vis-a-vis what is typically the end of the government’s fiscal year in September.
Rudy Mui - RAE Systems, Inc. — COO
Okay, so let me see if I can answer it this way. We continue to see very strong adoption of our wing tank entry kits, as Bob mentioned in the conference call, for both the Navy, Air Force and many other services. We are also seeing that our AreaRAE platform has become more broadly accepted as the standard for distributed and wireless hazardous protection not only for first responders but also among various — among the ‘National Guard CST’ and other organizations within the U.S. government.
Also, one other item that did happen — we will be announcing this formerly later — is that we were involved in the TopOff 4 exercise, which was an exercise held in Guam, Oregon, and also in Arizona, where the government looked and evaluated their response to a nuclear event. This was an exercise and we were the only vendor that was invited to participate. (multiple speakers)
Kevin Dede - Morgan Joseph — Analyst
That’s an account of your wireless sensing, correct?
Rudy Mui - RAE Systems, Inc. — COO
That is correct — as well as our — as well as the fact that we’ve put together a platform whereby we can put not only all of our other handheld instruments but also select third-party instruments onto the same wireless platform.

Kevin Dede - Morgan Joseph — Analyst
Right, very good. Can you give us a view into other — or maybe just from a 20,000-foot view perspective into Homeland Security spending and how you might see the next budget cycle change versus this year?
Rudy Mui - RAE Systems, Inc. — COO
I don’t know if I want to comment on that specifically, but what I will comment on is the fact that, as you saw in some of the commentary earlier, we have established a U.S. government sales group. The intention of that particular sales team is to put our products and our solutions more front and center across the wide swath of government opportunities, not necessarily Homeland Security. So that includes getting us into various programs, both programs for detection as well as programs for the interpretation of the data that comes off of it.
As you know, we have been working fairly aggressively over the last few years on putting decision aids, decision tools into our system, like the PlumeRAE system, like the HazRAE opportunity. That is starting to resonate with various agencies and organizations within the government because it’s one thing to get data; it’s more important to have information that people can act upon. So those are some of the directions that we are going.
Kevin Dede - Morgan Joseph — Analyst
Do you see that expanding your addressable market? I think that’s really —.
Rudy Mui - RAE Systems, Inc. — COO
Yes, absolutely, absolutely. So not only is the hardware in the current solutions being more broadly adopted within the U.S. government, but we are seeing that we’re getting more attention in the broader program opportunities, which could potentially lead to opportunities that would extend over multiple years.
Kevin Dede - Morgan Joseph — Analyst
Okay. Can I switch gears a little bit and ask about cost structure, primarily consolidation of manufacturing? I understand there was a new building that you guys were working on in China with regard to the Fushun JV, so I was hoping you might be able to give us sort of a progress report on how operations are being integrated in China and the implication for margin structure going forward.
Randy Gausman - RAE Systems, Inc. — CFO
Okay, Kevin, this is Randy. Yes, we have — part of our strategy, when we acquired the Fushun company at the end of last year, was to put in place a new facility located near that area in Liaoning Providence. We began construction of that facility this past summer. As a matter of fact, both Bob and I attended the groundbreaking ceremony.
Our expectation is that we will probably move into that new facility sometime early in the second half of next year. Once we move into that, that will give us the capability to more tightly integrate the manufacturing operation in Fushun.
Also, in looking at our overall facility infrastructure in China, you know, we have our major manufacturing is in Shanghai, and then we have a sales and distribution and light manufacturing capability or assembly capability in Beijing. One of the areas that is one of our objectives and goals is to tighten those three operations up. Where we can, we’re going to being moving some of the manufacturing, mechanical kind of manufacturing, out of Shanghai and moving it into Fushun, because there’s a good skill set capability there.
So over time, we expect that, within China, we will start reaping the benefits of synergies both in terms of manufacturing as well as in distribution. We’ve already started. On the sales side, we’ve already started making progress in terms of co-locating some of our sales activities from both Beijing and Fushun in facilities in southwest China. We are moving as quickly as we can to integrate operations and leverage the assets that we have there China.
Kevin Dede - Morgan Joseph — Analyst
Yes, can you give me a little more detail on timing so that I have an idea on milestones?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Kevin, this is Bob Chen. As Randy said, you know, Fushun, when we bought that, was a state enterprise. They are located in an old Russian-style type of building. Relocation was part of the plan when we formed this joint venture. We are moving to a new, modern plant, very efficiently laid out. This will be in an industrial park. So we’re planning to move that out of that Russian building into this new, modern plant probably in the second quarter of 2008, okay? So that will give us some efficiency there.
As Randy said, some of the cost of labor is cheaper in Fushun in northeast China to do some mechanical assembling, so we’re planning to move some of the mechanical light manufacturing from Shanghai to moving it into Fushun. So, we’re looking at the local costs and the cost to consolidate that.
Another benefit, as we see, is to integrate and co-locate the sales teams, to share of the sales resources. So we are consolidating some of the sales operations between Fushun and Beijing. So we can see continued productivity increases without increase of the headcount. So this is an area we see the benefit, so this is an area we are continuing to realize the more and more efficiency and realize more and more synergies.
Kevin Dede - Morgan Joseph — Analyst
So, Bob, with regard to the — I think you mentioned the 17th Congress. Will they continue to support the coal mining safety fund that you alluded to?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Absolutely, absolutely. There are two driving forces. One is the government policy that the current leaders in China on the 17th Congress continue to dry to build a harmonious society to minimize these casualties, you know, to prevent social unrest. So this is a major policy from the government.
And also, the coal mine industry — you probably follow the energy sector, the recent IPOs, of the China Shinwah energy which is a coal mine, coal producer in China. They are also in a very good financial position, so they actively have a lot of funds to integrate into smaller mines that were shut down, and also rapidly improving their safety practice and their industry structures.
So we believe both of these are regulatory policy, government policy, together with their financial strengths. When the winter season comes in, the coal mine actually will continue to be in demand. As you see some other news, the Asia, there’s a shortage of coal and China is a net importer of coal now, so they will continue to dig more coal out of the ground. The safety will continue to be a very, very major concern.
Kevin Dede - Morgan Joseph — Analyst
So do you think that — I think that you had mentioned that there would be a tax imposed on a per-ton basis.
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes.
Kevin Dede - Morgan Joseph — Analyst
Do you think that will still stay in place with the new Congress?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Absolutely.
Kevin Dede - Morgan Joseph — Analyst
Okay, well, thanks very much for taking my questions. Congrats again on a nice job in the quarter.
Operator
[Ken Liddy], Wachovia Securities.
Ken Liddy - Wachovia Securities — Analyst
Congratulations on the record quarter. I had a question with regards to the firefighter assistance grants. Did you see the expected pick-up in funds from those programs tied to the grants?
Rudy Mui - RAE Systems, Inc. — COO
Yes, Ken, this is Rudy Mui. We have been working since the beginning of the year in submitting grants to the firefighter assistance program, and we are still waiting for a number of our grants to come through.
Ken Liddy - Wachovia Securities — Analyst
So would you expect to see the fourth quarter to see some of those grants come through?
Rudy Mui - RAE Systems, Inc. — COO
That would be our expectation. The initiation of the grants this year started about a month after they were originally scheduled to, so I assume that everything else in the chain got pushed out as a result of that schedule. So we are expecting a few grants that may come in, in the fourth quarter.

Ken Liddy - Wachovia Securities — Analyst
In the quarter, you met the ANSI standards for your GammRAE detectors.
Rudy Mui - RAE Systems, Inc. — COO
Yes, that’s correct.
Ken Liddy - Wachovia Securities — Analyst
How many gamma ray detectors are out there? What kind of competition do you have that have met the (inaudible)?
Rudy Mui - RAE Systems, Inc. — COO
I believe that we may be one of a very small, select few, and we may even be the only one.
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Ken Liddy - Wachovia Securities — Analyst
Well, the Illinois contract, doesn’t it require, in the RFP for proposals, that it meets the ANSI specification?
Rudy Mui - RAE Systems, Inc. — COO
Yes, that’s one of the requirements that is in the specification.
Ken Liddy - Wachovia Securities — Analyst
So can we conclude from that, that you are confident that you’ll be at least one of the companies?
Rudy Mui - RAE Systems, Inc. — COO
I believe that we are one of the few that are in the final running, although you can’t count your chickens before they are hatched. So we are just waiting to see if we have word about that particular award. It should be announced within the next week or so.
Ken Liddy - Wachovia Securities — Analyst
Do you see that award helping your marketing efforts in other states?

Rudy Mui - RAE Systems, Inc. — COO
Yes, of course. I think we’ve already seen part of that, starting with South Carolina. We’ve also captured a few other states that we can’t announce the awards in because of their operational security concerns.
So we think Illinois is one. There’s a few other large procurement that are out there that we are actively working as well.
Ken Liddy - Wachovia Securities — Analyst
Is New York an opportunity that you can talk about?
Rudy Mui - RAE Systems, Inc. — COO
(LAUGHTER) Well, it’s certainly one of the ones that we’re looking at, yes.
Ken Liddy - Wachovia Securities — Analyst
With regards to the fourth quarter, you are forecasting I guess something around $27 million to $30 million in revenue. Do you expect something like $10 million to $12 million from China directly? Is that what we should infer?
Randy Gausman - RAE Systems, Inc. — CFO
For the quarter, our expectation is that our revenue mix will be comparable to what we saw in the third quarter.
Ken Liddy - Wachovia Securities — Analyst
Can you give us an update of what percentage of — where you are at year-over-year with RAE Fushun as compared to where they were a year ago?
Randy Gausman - RAE Systems, Inc. — CFO
Well, a year ago, RAE Fushun of course wasn’t part of the Company. I mean we actually (multiple speakers).
Ken Liddy - Wachovia Securities — Analyst
No, no, I’m saying as far as ongoing operations, if you pull the out of the Company, out of RAE.
Rudy Mui - RAE Systems, Inc. — COO
Oh, yes, as we indicated in our opening remarks, that the year-over-year growth was just about equally divided between what we call our organic operations and RAE Fushun.

Ken Liddy - Wachovia Securities — Analyst
Longer-term, you are expecting somewhere around a 50% annual growth of the RAE Fushun business?
Randy Gausman - RAE Systems, Inc. — CFO
Well, you know, this is the first year of RAE Fushun. You know, we had of course the integration issues. We got off to a little bit of a slow start in the first quarter, but they’ve certainly gained ground in the second half of the year. With the new products that we’re going to be developing and with all of the integration, manufacturing integration projects we’ve got going that we spoke about earlier, we are looking for a substantial year-over-year growth in the contribution from our Fushun operations.
Ken Liddy - Wachovia Securities — Analyst
As far as the cost from getting the accounting to SEC standards and some of the other extra costs for RAE Fushun, are those mostly behind you at this point?
Randy Gausman - RAE Systems, Inc. — CFO
Yes, we’ve actually spent — it’s taken a good amount of the finance team’s time this year, both here in the U.S. and in China, to bring RAE Fushun up to U.S. GAAP reporting standards, but the preponderance of that activity is behind us. We are actually going to be continuing to make some IT infrastructure investments in RAE Fushun to even bring them further along over the next few months.
Ken Liddy - Wachovia Securities — Analyst
You opened up the European facility. Was that a larger extra expense in the first nine months?
Randy Gausman - RAE Systems, Inc. — CFO
No, that was not. We are a tenant; we’re not an owner. We are leasing that facility. But the key point there — the facility we had in Denmark, which is where our European headquarters are based, was — when we originally moved in there, it was a nice location for us but in the area around there, they’ve just built up around it, so it no longer was a serviceable area for us to be in.
In addition, given the revenue growth opportunities we have in Europe and the Europe operations also support our Middle East operations, we needed a larger facility that was purposely designed for our capabilities and needs. With this new facility that we just opened this month or actually last month now, that gives us the capability that we need over the next several years to support the growth in Europe and the Middle East as well.
Ken Liddy - Wachovia Securities — Analyst
Could you talk a little bit about the opportunities in the Middle East? I mean, that’s more of oil and gas opportunities or —?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes, Ken, this is Bob Chen. I think we recognize, in the energy market sector, Middle East is one of our major business sectors. We have been building up an office there and have a regional sales manager, we also hired a salesman there to address the Middle East market. We do see some steady growth from the contribution of revenue for contributing for Europe’s revenue growth, so we see the Middle East, we see the continually good investment, have a good return for us.
Ken Liddy - Wachovia Securities — Analyst
Longer-term, do you see the European operations growing at a clip, something like Asia has in the past or comparable to the United States or somewhere in between?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes, this is Bob Chen again. I think, in Europe, with a geographic area bigger than the United States and the of Middle East has energy sectors and some of the newly developing European countries and Eastern Europe countries, they offer tremendous opportunity — and also Russia — the natural resources. So that’s an area I think in the long-term we think it can contribute close to 20%, 25% of total revenue.
I mean the United States continues to grow, but the rest of the world — you know, Asia and Europe will grow — Middle East maybe grow a little bit faster than the U.S.
Ken Liddy - Wachovia Securities — Analyst
From listening to the call and answering some of our questions here, it seems to me that things might be actually a little bit better than you had forecasted for revenue growth in the United States. Is that (inaudible) I could surmise?
Rudy Mui - RAE Systems, Inc. — COO
I guess I — could you — could you restate the question, please?
Ken Liddy - Wachovia Securities — Analyst
Yes, sure. It just seems like, going into the year, flow of funds were a little bit worse for a lot of areas that you excel in, in the United States. It seems like things are kind of really hitting a nice stride for you, specifically in the United States.
Rudy Mui - RAE Systems, Inc. — COO
So, I think there’s a couple of things. At the beginning of the year, we also had an initiative to get into the industrial sector with our products, and so it has really been twofold. One fold is, obviously, the existing business that we had in first response with both our AreaRAE and MultiRAE products. But, we also started hitting stride with the industrial market with the AreaRAE for turnaround applications. It seems that they have the same type of safety concerns and the need to look out for hazardous chemicals. So we also restructured our sales operations, gotten everything much more focused in terms of businesses and opportunities to pursue. So, I think we’re starting to see some of that come back in the form of increased revenues.

Ken Liddy - Wachovia Securities — Analyst
One last question — you spoke about operating expenses coming down as a percentage of sales. Do you see the current operating expenses, in real dollar terms, kind of sustaining at this level or slightly coming down over time?
Randy Gausman - RAE Systems, Inc. — CFO
Yes, we will never sustain at the existing level because we’re going to have to support the growth of the Company long-term. But our expectation is that operating expenses will somewhere be between in the low to mid 40 percentile as a percent of total revenue over time. Of course, that’s sort of a broad brush. You know, we’re going to look at things on a line-by-line item basis. We’ve gotten very focused in terms of controlling our expenses this year, and we’re not going to let up on that focus in the future.
So of course sales and marketing expenses will grow. R&D is the lifeblood of the Company, and we’re going to continue to invest in new technology, both for applications in China and outside of China. G&A expense we hope to, over time, becomes less and less of a percentage of revenue as we fully integrate all of our operations.
Ken Liddy - Wachovia Securities — Analyst
Okay. Well, thanks for taking the time. Again, congratulations and I look forward to an excellent fourth quarter.
Operator
Julie Chen, Brean Murray.
Julie Chen - Berean Murray & Co. — Analyst
Just a follow-up question on seasonality — typically, the first quarter is always a very weak quarter in China. Is there any strategic plan in place that would help even out the seasonality issue from the Chinese market?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes, Julie. I think, if you look at last year, the first quarter, there were some unusual events that were causing a drop on the Q1 to the Q4 the previous year. We’re taking a lot of measures to — first of all to continue to staff our organization (inaudible) our low season quarters so we can manage — it doesn’t have to have a high headcount to carry over.
Second of all is we are putting a plan around all of the regions to improve revenues and carry some backlog for Q1. So, we have all of the managers working together to ensure that we have a Q1 revenue that is less than 10% of the Q4 of the previous year. We’re hoping to achieve that. If we do so, we think we will try to maintain Q1 to be continue to be profitable but make less of a profit than Q4. That’s our whole company’s objective. We’re working toward that goal.
As we say, this is a pivotal year for RAE Systems, and in Q3 we had the record revenue, Q4 we turn a profit. We want to continue to keep it that way.

Julie Chen - Berean Murray & Co. — Analyst
Thank you. One more thing in terms of gross margin — typically, with the Chinese contribution increasing, gross margin we will see, how do you say, decreasing a little bit simply because of the product mix. Is there a plan in place for the Company to level it out so that your margin would not get affected when China’s contribution runs up?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Yes, Julie, this is Bob Chen. This is a very good question, and this is also, when we first bought the Chinese company, you’ll see we’ve done several things. One is to continue to introduce some new products. They have a stronger IP. Those products command a higher gross margin. Also, in China, the product portfolio, the mix — in the past, we had some third party, we some distribution business in Beijing. But some of those distribution businesses are being slowly — and also according to the plan — to be replaced by RAE Systems’ designed products, which command a higher gross margin.
So like Randy said, over time, we believe RAE China and RAE Fushun will probably approach our corporate gross margin about 50% to 55%. This is our intention; this is our goal. We are changing the business model and we’re working on that. On the one hand, reduce manufacturing costs; the other one is bringing more and more kind of our own IP into the marketplace to command a higher price. Our brand leverage, RAE Systems brand rather than the local brand, we can command a higher price, gives us a better margin. So we are doing all these approaches to bring up the China gross margin, and we are seeing steady improvement. Of course, there is still room to improve, but I think we’re making steady, good progress to improve the gross margin in China.
Julie Chen - Brean Murray & Co. — Analyst
Thank you.
Operator
Brian Ruttenbur, Morgan Keegan.
Brian Ruttenbur - Morgan Keegan — Analyst
Great. Congratulations. Good quarter. I just have a couple of questions that maybe haven’t been 100% asked that probably have been asked. The profitability in the fourth quarter that you are looking at, how profitable are we looking at? You know, could you expect $1 million to the bottom line, $2 million? What’s the goal?
Randy Gausman - RAE Systems, Inc. — CFO
Well, Brian, we haven’t given that specific of guidance, as you know, but in terms of what we indicated, in terms of the revenue expectation and our gross margin expectation and with our focus on controlling our operating expenses, I would expect that you could probably model that pretty closely.

Brian Ruttenbur - Morgan Keegan — Analyst
Okay. Then, on 2008, what are the big things that we should be looking for? Obviously, a big pick-up in the coal mine safety funds, the release of those funds. I mean, what else should we be looking for as catalyst events for you guys?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Okay, Brian, this is Bob Chen. I think the coal mines of course continue are one of the growth sectors. The other area is the energy sector. We continue to see the oil companies, both in the U.S., in Europe and the Middle East and in China. So both the industrial applications and the energy sectors continue to give us growth.
Also, earlier, Rudy mentioned that radiation detectors are just beginning to be adopted for the Homeland Security applications, also for the nuclear power industry, which we’re working on some nuclear waste monitoring. We see these as some of the future areas of growth.
We also see the major megatrends is the global environmental spending. This is the green effect. You know, every place, particularly China, even are after the 17th people’s Congress, there was focus on environmental; the water, the air, spill remediation, the compliance monitoring. We also expect more and more enforcement in the U.S. and North America and Europe. So the environment is another primary, major primary driving force for the growth area. So we are in all these of areas, you know, the energy, and the environmental and also the government security areas. So, we are pretty confident; we are pretty confident we’re in all this growth areas.
Brian Ruttenbur - Morgan Keegan — Analyst
Okay. Then just a final question, just to try and understand profitability going forward. Just, in 2008, I would imagine you would start to — depending on the timing of awards — but start unprofitable again because first quarters are — first/second quarters are your first two toughest, and then turn profitable again. Or, said another way, do you anticipate, once you’re profitable in the fourth quarter, that you can maintain that profitability?
Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
Brian, you know, as Randy said, you know, we are watching expenses very closely. You know, we have an expenses target in the mid-40s of our as the total revenues, and we will continue to try to improve the gross margin by introducing new products and increasing the mix of our own products, and also getting more and more system integration to command higher margins. So, these are the things we continue to see the revenue growth, control the expenses and improve the margin and with the topline growth. I think we will see probably the same growth rate on the profitability. You can easily model that. Our expenses will not increase much but as the revenue continues its growth then the fourth quarter you can probably easy to see our profitability.
Brian Ruttenbur - Morgan Keegan — Analyst
Great. Thank you very much. Great quarter.
Operator
There are no additional questions and this time. I would now like to turn the call back over to management.

Bob Chen - RAE Systems, Inc. — Chairman, President, CEO
I would like to personally thank you for your continued support for RAE Systems, and look forward to speaking with you at our fourth-quarter conference call in the first quarter of 2008. Thank you. Have a great day.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.